Exhibit 99.1

Glen Ellyn, Illinois

July 31, 2007

Company Release

COMMUNITY FINANCIAL SHARES, INC.

ANNOUNCES SECOND QUARTER 2007 OPERATING RESULTS

Scott W. Hamer, Chief Executive Officer of Community Financial Shares, Inc. (Pink Sheets: CFIS.PK) (the “Company”), the holding company for Community Bank of Wheaton/Glen Ellyn (the “Bank”), reported net income (unaudited) for the Company for the three and six months ended June 30, 2007 of $405,000 and $1.3 million, respectively. This compares to $547,000 and $1.0 million for the comparable prior year periods. For the three months ended June 30, 2007 basic and diluted earnings per share both totaled $0.29. This represents a decrease of 27.5%, from $0.40 for both basic and diluted earnings per share for the comparable prior year period. In addition, for the six months ended June 30, 2007 basic and diluted earnings per share both totaled $0.94. This represents increases of 27.0% and 28.8% from basic and diluted earnings per share for the six months ended June 30, 2006 when basic and diluted earnings per share totaled $0.74 and $0.73, respectively. Earnings per share information for 2006 was adjusted to reflect the 2-for-1 stock split effective December 27, 2006.

Total assets at June 30, 2007 were $277.2 million, which represents an increase of $5.5 million, or 2.0%, compared to $271.7 million at December 31, 2006. The increase in total assets was the result of increases in investment securities available-for-sale of $7.4 million, or 21.1%, to $42.3 million at June 30, 2007 from $34.9 million at December 31, 2006, and in premises and equipment, which increased $816,000, or 6.0%, to $14.4 million at June 30, 2007 from $13.5 million at December 31, 2006. The increase in premises and equipment is primarily due to the Company’s construction costs associated with its fourth full-service location in Wheaton, Illinois. This facility in north Wheaton is anticipated to open in the fourth quarter of 2007. These increases were partially offset by decreases in cash and cash equivalents of $2.6 million, or 24.6%, to $8.0 million at June 30, 2007 from $10.6 million at December 31, 2006 and cash value of life insurance of $318,000, or 5.8%, to $5.1 million at June 30, 2007 from $5.5 million at December 31, 2006. The decrease in cash value of life insurance was primarily due to the receipt of a $478,000 claim. Deposits decreased by $3.9 million, or 1.7%, to $230.8 million at June 30, 2007 from $234.7 million at December 31, 2006. Borrowed money represented by FHLB advances and federal funds purchased increased $5.0 million and $4.1 million to $15.5 million and $4.1 million, respectively at June 30, 2007 when compared to December 31, 2006.

Shareholders’ equity increased $756,000, or 3.7%, to $21.4 million at June 30, 2007 from $20.6 million at December 31, 2006. The increase in shareholders’ equity was primarily the result of the Company’s net income for the six months ended June 30, 2007 and was partially offset by dividends paid of $166,000 and a decrease of $389,000 in the Company’s accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio. As of June 30, 2007 there were 1,375,278 shares of common stock outstanding, resulting in a book value of $15.53.

Net interest income before provision for loan losses decreased $104,000, or 4.2%, to $2.4 million for the three months ended June 30, 2007 and $152,000, or 3.1%, to $4.7 million for the six months ended June 30, 2007 as compared to the comparable prior year periods. These decreases are primarily due to increases in the average cost of interest-bearing liabilities of 62 and 66 basis points for the three and six months ended June 30, 2007, respectively. The average cost of interest-bearing liabilities increased to 3.49% and 3.43% for the three and six months ended June 30, 2007, respectively, from 2.87% and 2.77% for the comparable prior year periods. The effect of this increased cost was partially offset by increases in the average yield on interest-earning assets of 37 and 45 basis points for the three and six months ended June 30, 2007, respectively. The average yield on interest-earning assets increased to 7.00% and 6.94% for the three and six months ended June 30, 2007, respectively, from 6.63% and 6.49% for the comparable prior year periods. The net interest margin, expressed as a percentage of average earning assets, decreased 25 basis points to 3.87% for the three months ended June 30, 2007 from 4.12% for the three months ended June 30, 2006 and decreased 16 basis points to 3.86% for the six months ended June 30, 2007 from 4.02% for the six months ended June 30, 2006. The general shift from money market accounts to more expensive certificates of deposit contributed to the increase in the cost of average interest-bearing liabilities.

The provision for loan losses decreased $135,000 to $0 for the three months ended June 30, 2007 and $270,000 to $0 for the six months ended June 30, 2007 as compared to the comparable prior year periods. Loan portfolio quality remained very strong as nonperforming loans decreased to $152,000 at June 30, 2007 from $669,000 at December 31, 2006 and from $842,000 at June 30, 2006. The ratio of the allowance for loan losses to nonperforming loans totaled 1,021.7%, 231.4% and 198.0% for the periods ended June 30, 2007, December 31, 2006 and June 30, 2006, respectively.

Noninterest income increased $94,000, or 31.2%, to $395,000 for the three months ended June 30, 2007 as compared to the comparable prior year period. This increase is primarily due to increases in mortgage origination income of $52,000 and service charges on deposit accounts of $21,000. In addition, noninterest income increased $721,000, or 123.9%, to $1.3 million for the six months ended June 30, 2007 as compared to the comparable prior year period. This increase is primarily due to increases in life insurance death benefit of $478,000, $124,000 in mortgage origination fees, $37,000 in gain on sale of securities and $42,000 in service charges on deposit accounts. The increase in mortgage origination income is due to a greater emphasis placed on this area which included an expansion of the mortgage department.

Noninterest expense increased by $366,000, or 19.3%, to $2.3 million for the three months ended June 30, 2007 over the comparable prior year period. Of this increase, $144,000 was directly related to compensation and benefits, $30,000 was related to data processing expense and $12,000 was related to advertising and marketing. Noninterest expense increased $654,000, or 17.2%, to $4.5 million for the six months ended June 30, 2007 over the comparable prior year period. Of this increase, $312,000 was directly related to compensation and benefits, $62,000 was related to data processing expense, $39,000 was related to occupancy and equipment expense and $34,000 was related to advertising and marketing. In addition, as a result of the Company redeeming the trust preferred securities issued by its subsidiary Community Financial Shares Statutory Trust I, the unamortized placement fee totaling $79,000 was expensed in the current period. The increase in compensation and benefits expense was the result of annual merit increases and the addition of staff. The additional staff expenses are partially due to the expansion of the mortgage department.

On June 21, 2007, the Company and its newly formed financing trust subsidiary, Community Financial Shares Statutory Trust II, a Delaware statutory trust, consummated the issuance and sale of an aggregate amount of $3,500,000 of the Trust’s floating rate capital securities in a pooled trust preferred transaction. The subordinated debentures accrue interest at a variable rate based on three-month LIBOR plus 1.62%, reset and payable quarterly. No underwriting commissions or placement fees were paid in connection with the issuance. The Company has guaranteed the Trust’s obligations with respect to the debentures. As mentioned above, the Company redeemed the trust preferred securities issued by Community Financial Shares Statutory Trust I. The redemption price was at 100% of the liquidation amount of $1,000 per Preferred Security, plus accrued and unpaid interest to the redemption date, which was June 26, 2007. These debentures accrued interest at three-month LIBOR plus 3.45%. As a result of the redemption and issuance of trust preferred securities discussed above the Company will save approximately $66,000 in interest expense annually.

On June 20, 2007, the Company’s board of directors approved a $0.06 per share dividend. The cash dividend was paid on July 31, 2007 to shareholders of record on July 19, 2007.

Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $277.2 million in assets. Its primary subsidiary, Community Bank of Wheaton/Glen Ellyn, maintains three full service offices in Glen Ellyn and Wheaton. A new Community Bank office is planned for the fourth quarter of 2007 on the north side of Wheaton, Illinois,

For further information about the Company and the Bank visit them on the world wide web at www.commbank-wge.com. In addition, information on the Company’s stock can be found at www.pinksheets.com under the symbol CFIS.

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Community Financial Shares, Inc.

Selected Consolidated Financial Data: (Unaudited) (In thousands)	June 30, 2007	March 31, 2007	December 31, 2006
Total assets	$277,240	273,078	271,741
Loans receivable, net	199,844	195,313	199,820
Investment securities available-for-sale	42,295	35,093	34,924
Deposits	230,775	235,281	234,725
FHLB Advances	15,500	10,500	10,500
Stockholders' equity	21,356	21,404	20,601
Nonperforming assets	152	168	669
Nonperforming loans	152	168	669
Allowance for loan losses	1,553	1,552	1,549
Selected ratios:
Total equity to total assets	7.70%	7.84%	7.58%
Allowance for loan losses as a % of nonperforming assets	1021.7%	923.8%	231.5%
Allowance for loan losses as a % of loans, net	0.77%	0.79%	0.77%
Book value per share	$15.53	15.56	14.98
Market value per share	22.75	23.00	23.70
Dividends per share (for the quarter ended)	0.06	0.06	0.06

	Six months ended June 30,		Three months ended June 30,
Selected operating data: (Unaudited)	2007	2006	2007	2006
(In thousands, except per share data)
Interest income	$8,507	7,889	4,327	4,061
Interest expense	3,773	3,003	1,936	1,565

Net interest income	4,734	4,886	2,391	2,496
Provision for loan losses	—	270	—	135

Net interest income after provision for loan losses	4,734	4,616	2,391	2,361
Noninterest income	1,302	582	395	301
Noninterest expense	4,452	3,799	2,259	1,893

Income before income tax	1,584	1,399	527	769
Income tax expense	285	390	122	222

Net income	$1,299	1,009	405	547

Earnings per share—basic	$0.94	0.74	0.29	0.40
Earnings per share—diluted	0.94	0.73	0.29	0.40

Selected performance ratios:
Return on average assets (1)	0.96%	0.76%	0.59%	0.81%
Return on average equity (1)	12.34%	10.75%	7.58%	11.48%
Noninterest expense to average total assets (1)	3.29%	2.85%	3.31%	2.81%
Net interest margin (1)	3.86%	4.02%	3.87%	4.12%
Average total assets	$272,754	269,045	273,995	269,913
Average total equity	21,234	18,923	21,441	19,110

(1)	Annualized.